Exhibit 99.1

January 20, 2010

Dear HLBE Investors:

I would like to take this opportunity to wish everyone a Happy New Year, and above all, I hope it will be a prosperous 2010.

These past two years have been “the best of times and the worst of times” (with apologies to Dickens!)  After over five years of research, planning and construction, we started producing ethanol in September 2007, with our first full fiscal year in operation ending October 31, 2008, and our second fiscal year just ended October 31, 2009.

As we ended our first year, VeraSun Energy stunned the ethanol industry with its bankruptcy. Numerous other ethanol companies, large and small, including vendors to the industry, soon followed. The financial world was also decimated by bank failures and other schemes to undermine the equity and investment of their respective stockholders. This same period brought relentless scrutiny and negative publicity, from the press, related to ethanol. During this time, your company has weathered severe financial blows, as you have seen in our quarterly reports on our website.  Yet, I am proud to say, the team we have assembled here is strong, resilient, and still standing.  That is, we did NOT file bankruptcy, we DID honor all corn contracts, and continued to operate the plant in the most cost advantageous manner possible.

At HLBE, during these times, we have seen our own quarterly profit range from $5.7 million profit to $7.7 million in losses. During the four quarters, starting with the last quarter of fiscal 2008, ending with the third quarter of 2009, we lost a cumulative $20.6 million dollars. A portion of these losses can be attributed to downtime at the plant associated with equipment failure and or boiler issues associated with the emission control warranty of the plant.  The downtime exacerbated the losses in a down trending ethanol market.  Your board of governors and management are working closely with our legal counsel in an attempt to settle our claim against Fagen, Inc. related to the design build warranty of this coal-fired plant. At this time, HLBE has attempted to mediate its claim with Fagen, Inc. and has reached an impasse. The next step in the process is for both parties to go to arbitration, which is in process.

We are very fortunate to have the Lakefield Elevator facilities to allow us to cost-effectively manage our corn cost, and to provide our corn needs on a timely basis, considering the delayed harvest conditions we experienced this fall. We have continued to explore multiple ways to reduce costs and still maintain strong operations at both our plant and elevator. Our elevator operations dried both corn and soybeans this fall to help producers move forward with a delayed bean harvest due to high soybean moisture content, and allow producers to proceed with a more timely corn harvest to meet their contract commitments.  I want to commend our employees for their efforts to streamline the harvest at all our locations, including the extended corn receiving hours at the plant.

Bradley Mosher joined HLBE in July of 09, as the Director of Commodities.  Bradley came to HLBE from another ethanol plant and brings considerable experience in the grain acquisition and risk management side of business. He works very closely with our C&N marketing team to retain positive margins on our ethanol sales, and with CHS to market our distillers.

HLBE engaged a new ethanol marketing partner in October, when we contracted with C&N Companies from Minneapolis to market our ethanol. This relationship has allowed HLBE to be more intricately involved in the decision making of our ethanol marketing and has provided the company other alternatives.  C&N is a division of Mansfield Oil Company who has a strong relationship with logistics to move refined products to and from major refiners and blenders.

The first quarter of our new fiscal year looks promising and profitable, which will be reported on by Brett later in the letter. I believe the ethanol industry is on the rebound, and as the economy rebounds, opportunity will allow the industry to continue with positive margins. Input costs for corn are at more reasonable levels, and supplies are ample to accommodate the food, fuel and feed industries. We will continue to monitor cost saving processes and maximize the potential to remain profitable in 2010.

Thanks to all of the commercial and private accounts who provided corn and/or purchased distillers from HLBE in fiscal 2009. We appreciate your business and hope to retain or earn your business in 2010.

Please plan to attend our Annual Meeting on Thursday, March 18th at 1:30 p.m. in the Community Center in Heron Lake. I look forward to seeing you there.

Sincerely,

Robert J. Ferguson

President, Board of Governors

Heron Lake BioEnergy, LLC

Financial Update

It has been a wild ride for the industry, the company, the employees, and you, the investor.  Below is a quick recap of our financial and operational results the past six quarters:

	Fiscal Quarter Ending,
	Jul 2008	Oct 2008	Jan 2009	Apr 2009	Jul 2009	Oct 2009

Revenue	$34,815,685	$30,683,292	$18,095,366	$21,493,104	$22,196,118	$26,520,008
Ethanol Price	$2.38	$1.97	$1.49	$1.41	$1.56	$1.60
Gross Profit (Loss)	$7,524,687	$(5,781,536)	$(3,792,335)	$(1,197,101)	$(1,088,284)	$3,525,069
Average Corn Price	$5.07	$5.57	$4.71	$4.76	$3.95	$3.37
Net Income (Loss)	$5,709,514	$(7,807,293)	$(6,246,805)	$(2,777,934)	$(3,785,144)	$1,480,449
Crush Margin*	$0.54	$(0.06)	$(0.22)	$(0.32)	$0.12	$0.37

*Crush Margin is an industry standard measure used to quickly evaluate profitability, using only the spread in the prices of corn and ethanol, using a standard conversion of 2.75 gallons ethanol from each bushel of corn.

As you can see, the average price of ethanol ranged from $1.41 to $2.38, while corn ranged from $3.37 to $5.57.  Unfortunately, the trends did NOT correlate, and as our results show, we had four quarters that were challenging, to say the least.  During these four quarters, we lost a total of $20.6 million.

The good news is, as we all have seen this past summer and fall, as oil prices rebounded into the $65 - $75 range, ethanol has likewise rebounded.  We actually saw positive crush margins return in the summer of 2009 and increasing this fall.  We have not yet finalized financials for December, but anticipate the favorable margins have continued.

SEC reporting — we report our quarterly financial results on Form 10Q, which also includes a business update and a “management discussion and analysis” of the results on our website.  As you have seen in these reports, we have been out of compliance with the financial covenant limits required by our lender, AgStar.  They have, as we reported to you each quarter, waived the violation, and continued to lend us additional funds on our Line of Credit, as we needed the cash to operate.

The 10Qs also included disclosure regarding our “ability to continue as a going concern” and discussed this in fairly harsh, dire language.  While the situation was serious, and the language technically accurate, please rest assured that the HLBE Board and management were closely monitoring the markets, the industry, and the plant.  We took then, and continue to take now, many steps to streamline processes, contain costs, and improve margins.

Sincerely,

Brett L. Frevert

Interim CFO

Heron Lake BioEnergy, LLC

Safe Harbor

Our letter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or on request.